Exhibit 99.1

Blount Announces Preliminary Fourth Quarter and Full Year 2015 Results

•	Fourth quarter 2015 sales of $201 million

•	Full year 2015 sales were $829 million and Adjusted EBITDA was $101 million

•	Full year 2015 free cash flow was $33.7 million, net of $3.0 million of transaction-related costs

PORTLAND, OR - March 2, 2016: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced preliminary results for the fourth quarter and full year ended December 31, 2015.

Preliminary Results for the Quarter and Full Year Ended December 31, 2015
Sales in the fourth quarter were $200.7 million, a decrease of $31.5 million or 13.6 percent compared to the fourth quarter of 2014. Operating loss for the fourth quarter of 2015 was $24.4 million compared to $2.5 million in the same quarter last year. Consolidated Adjusted EBITDA for the fourth quarter of 2015 was $21.3 million compared to $30.5 million in the fourth quarter of 2014.

Sales for the full year were $828.6 million, a decrease of 12.3 percent compared to full year 2014. Operating loss for 2015 was $46.8 million compared to operating income of $64.2 million for full year 2014. Adjusted EBITDA for full year 2015 was $100.8 million, a decrease $37.2 million compared to full year 2014.

Blount operates primarily in two business segments - the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden
The FLAG segment had fourth quarter 2015 sales of $138.2 million, which was $22.2 million, or 13.8 percent, lower than the fourth quarter of 2014, primarily as the result of reduced unit volume and the effects of foreign currency exchange rate changes. Segment sales volumes were unfavorably impacted by pressure from continued U.S. Dollar strength. The change in segment sales for the comparable fourth quarter periods is illustrated below.

Change in FLAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
Fourth quarter 2014	$160.4
Increase / (Decrease)
Foreign Exchange Translation	(8.7)	(5.4)%
	151.8	(5.4)%
Unit Volume	(14.1)	(8.8)%
Selling Price / Mix	0.6	0.4%
Fourth quarter 2015	$138.2	(13.8)%

Segment backlog was $114.5 million at December 31, 2015, a decrease of 18 percent from $140.1 million on December 31, 2014.

Segment Earnings Before Interest, Taxes, Depreciation, Amortization, and certain charges (“Adjusted EBITDA”) were $24.1 million for the fourth quarter of 2015, including $7.3 million of allocated shared services expenses. Adjusted EBITDA declined 22.6 percent for the fourth quarter of 2015 versus the fourth quarter of 2014. The change in FLAG contribution to operating income (loss) and Adjusted EBITDA for the comparable fourth quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income (Loss) and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income (Loss)	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
Fourth quarter 2014	$23.9	14.9%	$7.3	$31.2	19.4%
Increase / (Decrease)
Steel Costs	1.2
Foreign Exchange Translation	1.7
	26.7	17.6%
Unit Volume	(5.4)
Selling Price / Mix	0.6
Costs / Mix	(3.8)
	18.1	13.1%
Acquisition accounting(1)	0.2
Fourth quarter 2015	$18.4	13.3%	$5.8	$24.1	17.5%

(1) Represents change in non-cash acquisition accounting impact for all FLAG business units

Segment contribution to operating income and Adjusted EBITDA declined mostly due to lower sales volumes, as illustrated above, and higher overall operating costs and mix. Operating costs, including mix, were approximately $3.8 million higher, primarily due to higher manufacturing costs on lower production volumes, partially offset by lower SG&A spending in the segment. FLAG factory utilization was 70 percent in the fourth quarter of 2015 compared to 88 percent in the fourth quarter of 2014. Lower SG&A in the segment was mostly related to lower incentive compensation rates resulting from lower than targeted operating results along with lower discretionary spending in the quarter in response to lower sales volumes.

Farm, Ranch, and Agriculture
The FRAG segment reported fourth quarter 2015 sales of $54.4 million, a decrease of $8.9 million, or 14.0 percent, from the fourth quarter of 2014. The reduction in sales was the result of lower volumes of log splitters and agriculture parts and attachments. Log splitter volumes are down compared to the strong fourth quarter of 2014, while the agriculture attachments have been negatively impacted by the continued weak overall agriculture machinery market conditions. The change in segment sales for the comparable fourth quarter periods is illustrated below.

Change in FRAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
Fourth quarter 2014	$63.3
Increase / (Decrease)
Foreign Exchange Translation	(0.3)	(0.4)%
	63.0	(0.4)%
Unit Volume	(9.3)	(14.6)%
Selling Price / Mix	0.7	1.0%
Fourth quarter 2015	$54.4	(14.0)%

Segment backlog was $19.5 million at December 31, 2015 compared to $28.8 million at December 31, 2014.

The FRAG segment had $0.7 million of Adjusted EBITDA in the fourth quarter of 2015, including $2.3 million of allocated shared services expenses. The change in FRAG contribution to operating income and Adjusted EBITDA for the comparable fourth quarter periods is presented below.

Change in FRAG Segment Contribution to Operating Income (Loss) and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income (Loss)	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
Fourth quarter 2014	$(21.4)	(33.8)%	$23.7	$2.3	3.6%
Increase / (Decrease)
Steel Costs	0.4
Foreign Exchange Translation	—
	(21.0)	(33.3)%
Unit Volume	(2.0)
Selling Price / Mix	0.7
Costs / Mix	(1.1)
	(23.4)	(43.0)%
Acquisition accounting(1)	0.3
Acquired intangible asset impairment(2)	4.2
Fourth quarter 2015	$(18.9)	(34.6)%	$19.5	$0.7	1.2%

(1) Represents change in non-cash acquisition accounting impact for all FRAG business units
(2) Acquired intangible asset impairment impact of $4.2 million represents the change in FRAG-related intangible asset impairment charges from $19.7 million to $15.5 million in the fourth quarters of 2014 and 2015, respectively.

The lower sales volumes increased costs on lower fixed cost absorption but were partially offset by increases in average pricing.

Corporate and Other
Corporate and Other net operating expense was $23.9 million, an increase of $19.0 million compared to the fourth quarter of 2014. Corporate and Other net expense in the fourth quarter of 2015 includes $10.2 million non-cash related to pension restructuring, $7.7 million of costs related to the previously announced transaction with American Securities LLC (“American Securities”) and P2 Capital Partners, LLC (“P2 Capital Partners”), and $0.4 million of other restructure charges. The pension, transaction-related expenses (see “Other Developments” section), and restructuring charges have been added back to Operating Income (Loss) for purposes of the calculation of Adjusted EBITDA in this news release.

Cash Flow and Debt
As of December 31, 2015, the Company had net debt of $353.1 million, a decrease of $3.9 million from December 31, 2014. The Company generated positive free cash flow of $16.2 million in the fourth quarter of 2015 and $33.7 million for full year 2015, which includes the impact of paying $3.0 million of transaction-related costs (see “Other Developments” section). Free cash flow in the fourth quarter of 2015 significantly increased compared to the fourth quarter of 2014, driven mostly by increased cash flow generated from changes in working capital components. The full year 2015 free cash flow of $33.7 million compares to $44.9 million for full year 2014. The year-over-year decrease in free cash flow was driven by lower cash earnings and the payment of transaction-related costs, partially offset by lower capital expenditures and less use of cash for working capital. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to last-twelve-months ("LTM") Adjusted EBITDA was 3.5x as of December 31, 2015, which is higher compared to December 31, 2014 and reflects reduced Adjusted EBITDA.

Other Developments
As previously announced on December 9, 2015, the Company entered into a definitive agreement to be acquired by affiliates of American Securities and P2 Capital Partners in an all-cash transaction valued at approximately $855 million, including the assumption of debt. Blount expects to maintain its corporate headquarters in Portland, Oregon and its existing global distribution and sales footprints. Blount, American Securities, and P2 Capital Partners have also secured committed debt financing from Barclays Bank and KeyBanc Capital Markets. The proposed transaction is expected to close in the first half of 2016, subject to the approval by Blount’s shareholders and regulatory authorities, the satisfaction or waiver of customary closing conditions and Blount’s ability to terminate the merger agreement to accept a superior proposal.
###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 110 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, ICS® and Pentruder® brands. For more information about Blount, please visit our website at http://www.blount.com.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS
Forward looking statements in this communication, including without limitation statements regarding the proposed transaction, the expected timetable for completing the proposed transaction, the Company's outlook, expectations, beliefs, plans, indications, estimates, anticipations, guidance and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, in particular, among other things, the ability to consummate the proposed transaction in the time frame expected by the parties or at all; any conditions imposed on the parties in connection with the consummation of the proposed transactions; the ability to obtain requisite regulatory approvals on the proposed terms and schedule; the ability to obtain approval of the transaction by the Company's shareholders and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; the ability of third parties to fulfill their obligations relating to the proposed transaction, including providing financing under current financial market conditions; and the other factors and financial, operational and legal risks or uncertainties described in the Company's public filings with the SEC, including the Risk Factors and Forward Looking Statements sections of Blount's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

IMPORTANT ADDITIONAL INFORMATION
The preliminary results announced in this communication are all subject to final audit conclusions. Final audited results will be filed in Blount’s Form 10-K for 2015.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by American Securities LLC and P2 Capital Partners, LLC. In connection with the proposed acquisition, the Company filed a preliminary proxy statement with the SEC on January 12, 2016 and filed an amended preliminary proxy statement with the SEC on February 16, 2016, and plans to file other relevant materials with the SEC, including the Company's proxy statement in definitive form. Before making any voting decision, stockholders of the Company are urged to read all relevant documents filed with the SEC, including the Company's definitive proxy statement when it becomes available, because they contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SECs website at www.sec.gov, or free of charge from the Company on the Investor Relations Page of its corporate website at http://www.blount.com, or by directing a request to Blount International, Inc., Investor Relations, 4909 SE International Way, Portland, Oregon 97222.

Participants in Solicitation
The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the proposed transaction. Information about the Company's directors and executive officers is set forth in the Company's Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2015. Information concerning the interests of the Company's participants in the solicitation, which may, in some cases, be different than those of the Company's stockholders generally, is set forth in the preliminary proxy statement relating to the proposed transaction and other materials filed by the Company with the SEC, and will be set forth in the definitive proxy statement relating to the proposed transaction when it becomes available. Investors should read such materials carefully before making any voting or investment decision.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income (Loss)	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands, except per share data)	2014	2015	2014	2015
Sales	$232,212	$200,693	$944,819	$828,569
Cost of goods sold	164,730	147,104	669,703	603,137
Gross profit	67,482	53,589	275,116	225,432
Selling, general, and administrative expenses	49,768	44,260	187,054	173,039
Facility closure and restructuring charges	510	390	2,763	2,514
Acquisition costs	—	7,732	—	7,732
Pension settlement	—	10,152	—	10,152
Impairment of acquired intangible assets	19,655	15,462	21,074	78,761
Operating income (loss)	(2,451)	(24,407)	64,225	(46,766)

Free Cash Flow	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands)	2014	2015	2014	2015
Net cash provided by operating activities	$3,430	$13,845	$81,959	$61,246
Net purchases of property, plant, and equipment	(10,428)	2,380	(37,092)	(27,554)
Free cash flow	$(6,998)	$16,225	$44,867	$33,692

Segment Information	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands)	2014	2015	2014	2015
Sales:
FLAG	$160,412	$138,234	$644,848	$556,666
FRAG	63,288	54,421	269,158	238,992
Corporate and Other	8,512	8,038	30,813	32,911
Total sales	$232,212	$200,693	$944,819	$828,569
Contribution to operating income (loss):
FLAG	$23,884	$18,363	$102,314	$73,292
FRAG	(21,402)	(18,856)	(17,457)	(80,556)
Corporate and Other	(4,933)	(23,914)	(20,632)	(39,502)
Total operating income (loss)	$(2,451)	$(24,407)	$64,225	$(46,766)

Condensed Consolidated Balance Sheets	December 31,	December 31,
(Amounts in thousands)	2014	2015
Assets:
Cash and cash equivalents	$27,254	$25,949
Accounts receivable, net	123,099	105,159
Inventories	164,979	169,559
Assets held for sale	7,200	—
Other current assets	41,733	39,078
Property, plant, and equipment, net	176,409	179,192
Other non-current assets	261,419	174,563
Total Assets	$802,093	$693,500
Liabilities:
Current maturities of long-term debt	$15,131	$15,731
Other current liabilities	129,928	113,401
Long-term debt, excluding current maturities	369,072	363,306
Other long-term liabilities	121,879	90,215
Total liabilities	636,010	582,653
Total stockholders’ equity	166,083	110,847
Total Liabilities and Stockholders’ Equity	$802,093	$693,500

Net debt (Current maturities of long-term debt plus
Long-term debt less Cash and cash equivalents)	$356,949	$353,088

Sales and Adjusted EBITDA
(Amounts may not sum due to rounding)

Three Months Ended December 31,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual
Total sales	$160,412	$138,234	$63,288	$54,421	$8,512	$8,038	$232,212	$200,693

Operating income (loss)	23,884	18,363	(21,402)	(18,856)	(4,933)	(23,914)	$(2,451)	$(24,407)
Depreciation	6,870	5,551	1,168	1,529	125	323	8,163	7,403
Acquisition costs	—	—	—	—	—	7,732	—	7,732
Pension settlement	—	—	—	—	—	10,152	—	10,152
Non-cash acquisition accounting charges	438	223	2,880	2,545	185	185	3,503	2,953
Impairment of acquired intangible assets	—	—	19,655	15,462	—	—	19,655	15,462
Stock compensation	—	—	—	—	1,116	1,658	1,116	1,658
Facility closure and restructuring charges	—	—	—	—	510	390	510	390
Adjusted EBITDA	$31,192	$24,137	$2,301	$680	$(2,997)	$(3,474)	$30,496	$21,343

Twelve Months Ended December 31,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual
Total sales	$644,848	$556,666	$269,158	$238,992	$30,813	$32,911	$944,819	$828,569

Operating income (loss)	102,314	73,292	(17,457)	(80,556)	(20,632)	(39,502)	$64,225	$(46,766)
Depreciation	25,986	24,523	4,928	5,217	511	840	31,425	30,580
Acquisition costs	—	—	—	—	—	7,732	—	7,732
Pension settlement	—	—	—	—	—	10,152	—	10,152
Non-cash acquisition accounting charges	1,523	895	11,400	10,181	677	738	13,600	11,814
Impairment of acquired intangible assets	—	—	21,074	78,761	—	—	21,074	78,761
Stock compensation	—		—	—	4,924	6,028	4,924	6,028
Facility closure and restructuring charges	—		—	—	2,763	2,514	2,763	2,514
Adjusted EBITDA	$129,823	$98,710	$19,945	$13,603	$(11,757)	$(11,498)	$138,011	$100,815

Sales by Region ($ in Millions)
(Amounts may not sum due to rounding)
	LTM 12/31/2015
	FLAG	% of Total	FRAG	% of Total	CCF	% of Total	Blount	% of Total
North America	$182.7	32.8%	$227.7	95.3%	$26.4	80.1%	$436.8	52.7%
Europe & Russia	197.8	35.5%	8.7	3.6%	5.6	16.9%	212.1	25.6%
Asia Pacific	105.9	19.0%	1.9	0.8%	0.9	2.6%	108.7	13.1%
Rest of World	70.3	12.6%	0.6	0.3%	0.1	0.4%	71.0	8.6%
Total	$556.7	100%	$239.0	100%	$32.9	100%	$828.6	100%

Sales by Product and End Market ($ in Millions)
(Amounts may not sum due to rounding)

	LTM 12/31/15	% of Total
Chain	$301.1	36.3%
Guide Bars	88.1	10.6%
Other Forestry	56.7	6.8%
Forestry	445.9	53.8%
Lawn & Garden	110.7	13.4%
FLAG Total	$556.7	67.2%

Tractor Attachments	131.6	15.9%
Log Splitters	43.9	5.3%
Other FRAG	63.5	7.7%
FRAG Total	$239.0	28.8%

CCF	$32.9	4.0%

Total	$828.6	100%